Filed Pursuant to Rule 433
Registration Statement No. 333-133985
March 30, 2007

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class 1-A5, Class 1-A6, Class B4, Class B5, Class B6 and Class LT-R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Collateral Group	Class Principal or Notional Amount(1)	Initial Interest Rate(2)	Summary Interest Rate Formula	Summary Interest Rate Formula Subject to:			Initial Certificate Ratings(3)
					Minimum Rate	Maximum Rate	Principal Type	S&P	Fitch
1-A1	1	$206,444,000	5.6200%	LIBOR + 0.3000%	0.3000%	7.0000%	Senior, Pass-Through, Exchangeable	AAA	AAA
1-A2	1	$206,244,000(5)	1.3800%	6.7000% - LIBOR	0.0000%	6.7000%	Senior, Interest-Only	AAA	AAA
1-A3(4)	1	$198,401,000	5.6200%	LIBOR + 0.3000%	0.3000%	7.0000%	Super Senior, Pass-Through	AAA	AAA
1-A4(4)	1	$ 8,043,000	5.6200%	LIBOR + 0.3000%	0.3000%	7.0000%	Senior Support, Pass-Through	AAA	AAA
2-A1	2	$ 34,748,000	0.0000%	0.0000%	Not Applicable	Not Applicable	Senior, Pass-Through, Principal-Only	AAA	AAA
B1	1,2	$ 4,636,000	5.9916%	Weighted Average Rate(6)	Not Applicable	Not Applicable	Subordinate	AA-	AA
B2	1,2	$ 1,253,000	5.9916%	Weighted Average Rate(6)	Not Applicable	Not Applicable	Subordinate	A	A
B3	1,2	$ 1,503,000	5.9916%	Weighted Average Rate(6)	Not Applicable	Not Applicable	Subordinate	N/R	BBB
R	1	$ 100	7.0000%	7.0000%	Not Applicable	Not Applicable	Senior, Residual	AAA	AAA

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(1)	These balances are approximate, as described in the prospectus supplement.

(2)	Reflects the initial interest rate as of the first distribution date.

(3)	The designation “N/R” means that the specified rating agency will not rate the certificates of that class.

(4)
These classes of certificates are Exchange Certificates. Certain combinations of Exchange Certificates can be exchanged for corresponding Exchangeable Certificates, as described in the prospectus supplement.

(5)
Initial notional amount. The Class 1-A2 Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts as described in the prospectus supplement.

(6)
The weighted average rate applicable to this formula will be based on the weighted average of the designated rates applicable to Collateral Groups 1 and 2, weighted on the basis of the group subordinate amounts thereof.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay / AccrualPeriod(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations	CUSIP Number
1-A1	DD	0 Day	30/360	4/25/2037	3/25/2037	$ 100,000	$1	52521J AA7
1-A2	DD	0 Day	30/360	4/25/2037	3/25/2037	$ 1,000,000	$1	52521J AB5
1-A3	DD	0 Day	30/360	4/25/2037	3/25/2037	$ 100,000	$1	52521J AC3
1-A4	DD	0 Day	30/360	4/25/2037	3/25/2037	$ 100,000	$1	52521J AD1
2-A1	DD	Not Applicable	Not Applicable	4/25/2037	3/25/2037	$ 100,000	$1	52521J AE9
B1	CM	24 Day	30/360	4/25/2037	3/25/2037	$ 100,000	$1	52521J AF6
B2	CM	24 Day	30/360	4/25/2037	3/25/2037	$ 100,000	$1	52521J AG4
B3	CM	24 Day	30/360	4/25/2037	3/25/2037	$ 100,000	$1	52521J AH2
R	CM	24 Day	30/360	4/25/2037	4/25/2007	100%(5)	Not Applicable	52521J AK5
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(1)
CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date. DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)
24 Day = For any distribution date, the interest accrual period will be the calendar month preceding that distribution date. 0 Day = For any distribution date, the interest accrual period beginning on the immediately preceding distribution date (or March 25, 2007, in the case of the first accrual period) and ending on the calendar day immediately before the related distribution date.

(3)	Calculated as described in the prospectus supplement.

(4)
The expected final distribution date, based upon (i) 400% PSA and (ii) the modeling assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” in the prospectus supplement. The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	The Class R Certificate will be issued in definitive, fully registered form, representing the entire percentage interest of that class.